CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A ("Registration Statement") of our report dated February 12, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of the LPT Variable Insurance Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

Kansas City, MO
April 30, 2002